UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2006

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                           333-40954                    90-023951

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)                     File Number)             Identification No.)

8 Sayers Path, Wainscott, New York                 11975

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: (646) 827-9733

.

 (Former name or former address, if changed, since last report)

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Item 1.01. Entry into a Material Definitive Agreement.

The following is a summary of the Agreement and Plan of Share Exchange and the Management Agreement  which we entered into on June 7, 2006 with All American Plazas, Inc., an unaffiliated third party (All American), and is qualified in its entirety by the Agreement and Plan of Share Exchange and Management Agreement, both of which are attached as an exhibit to this Form 8-K.  Unless the context indicates otherwise, capitalized terms herein shall have the meanings set forth in the Agreement and Plan of Share Exchange attached as an exhibit hereto.

On June 7, 2006, we entered into an Agreement and Plan of Share Exchange (SEA) with All American Plazas, Inc., an unaffiliated third party (All American). Under the SEA,

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A total of 450,000 shares of All American Preferred Stock has been allocated to effect the share exchange as well as to settle certain of our outstanding obligations, liabilities, and litigation including dissenters rights (Allocated All American Stock).

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Each share of the All American Preferred Stock is automatically convertible upon the closing of the Share Exchange into one share of common stock of Able Energy, Inc. (Able). Able is a reporting entity under federal securities laws. Able’s common stock (Able Common Stock) is traded on NASDAQ Capital Market under the symbol “Able.”

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The stated 450,000 share amount is subject to adjustment under the SEA under certain conditions, including if on the Closing Date, the closing price of the Able Common Stock as quoted on the NASDAQ Capital Market is greater than $9.00 per share or less than $7.00 per share, then the number of shares comprising the Allocated All American Stock shall be adjusted at Closing by proportionately increasing or decreasing such amount as the case may be.

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To arrive at the number of shares distributable to our shareholders, the Allocated All American Stock is reduced by (i) an amount equal to the product of: the total amount of our Outstanding Obligations divided by $6.27, which is the closing price of the Able Common Stock on the Effective Date of the SEA, and (ii) 50,000 shares of All American Preferred Stock reserved to settle any claims arising from any of our litigation.

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In exchange for the Allocated All American Stock, All American automatically will receive seventy percent (70%) of our outstanding common stock held by our shareholders upon closing of the transaction. Our shareholders will maintain thirty percent (30%) of our common stock.

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Substantially all of our outstanding common stock equivalents, such our stock purchase warrants, stock options, and Series A and B Preferred Stock,  must be converted to our common stock prior to the Closing Date.

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The Able Common Stock distributable to our shareholders must be freely tradable securities under federal securities laws. If necessary, All American is required to cause Able to file within 30 days following the Closing a registration statement with the Securities and Exchange Commission covering the Able Common Stock issuable to our shareholders.

Closing of the transaction is scheduled for July 1, 2006. The transaction is conditioned upon the satisfaction of a number of conditions that may, in some instances, be waived by either party. These conditions, in addition to customary conditions and  those set forth above, include the approval by a majority of our shareholders, the satisfaction of all of our Outstanding Obligations,  the settlement of certain outstanding promissory notes as provided in the SEA, and us, Able, or All American obtaining a loan from a third party in the amount of $3,000,000.

In addition, concurrent with the SEA, we also entered into a Management Agreement with All American Realty and Construction Corp. Under the Management Agreement, All American Realty is authorized to manage and operate without limitation our Barbuda resort for the term of the agreement, which is the period from the date of our SEA until closing of the SEA scheduled to be on or before July 1, 2006. All American Realty has agreed to pay all operating expenses of the resort from cash flow or from financing provided by All American Realty. All American Realty will receive a fee equal to 25% of the net profit of the resort during the term of the Agreement. If the operations do not yield any net profits during the term, All American Realty will receive 100,000 shares of our common stock.

We believe that the transfer of our securities to All American as stated herein qualifies as an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, and All American is an accredited investor, and had access to information about us and their investment.

Item 8.01 Other Events.

On June 9, 2006, our Board of Directors did authorize, adopt, approve, and ratify voting rights for our Series A Preferred Stock and Series B Preferred Stock as follows: for each share of the Series A Preferred Stock and Series B Preferred Stock issued and outstanding, each such share shall have fifty (50) votes on all matters presented to our shareholders for a shareholder vote, and the voting rights held by such Series A Preferred Stock and Series B Preferred Stock holders shall be aggregated with the voting rights of our common stock or any other capital stock with voting rights then outstanding.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.28 Agreement and Plan of Share Exchange dated June 7, 2006 by and between CCI Group, Inc. and All American Plazas, Inc.

Exhibit 10.29 Management Agreement dated June 7, 2006 by and between CCI Group, Inc. and All American Realty and Construction Corp.

                                                         CCI Group, Inc.

Date: June 12, 2006

                                                    /s/ Mark C. Casolo

                                                    Mark C. Casolo

                                                    Chairman

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